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                                    EXHIBIT 1

                                    AGREEMENT

Each of the undersigned persons hereby agrees that any statement on Schedule 13D, including any amendments thereto, filed by any of such persons with the Securities and Exchange Commission pursuant to Section 13(d) under the
Securities Exchange Act of 1934, as amended, in respect of the beneficial ownership of equity securities of Symons International Group, Inc. shall be deemed to be filed on behalf of each of such persons.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective on the 27th day of November 2000.

By:

   G. Gordon  Symons


By:

   Alan G. Symons


By:                                                                     :
    Douglas H. Symons